Exhibit 99.1

Safeguard Scientifics Announces Third Quarter 2009 Financial Results

Reiterates 2009 Aggregate Revenue Guidance of $200 Million to $220 Million; Improves Debt-to-Equity Ratio to 1:3

WAYNE, Pa.--(BUSINESS WIRE)--November 4, 2009--Safeguard Scientifics, Inc. (NYSE: SFE), a holding company that builds value in growth-stage life sciences and technology companies, today announced that third quarter consolidated net loss from continuing operations attributable to Safeguard common shareholders was $11.6 million, or $0.57 per share, compared with a net loss of $4.1 million, or $0.20 per share, in the same period of 2008. As of September 30, 2009, Safeguard had $131 million of cash, excluding cash held in escrow, to pursue its operating activities, including the support of existing partner companies, and to deploy capital in new, exciting, high-potential growth life sciences and technology companies.

Third quarter results reflect a loss of $7.3 million on the sale of 18.4 million shares in Safeguard’s partner company Clarient, Inc., a cancer diagnostic services provider, based on net proceeds received compared to the market value at the end of the second quarter. Safeguard also recognized a gain of $15.1 million on the mark-to-market of the remaining Clarient shares held by Safeguard and recognized impairment losses totaling $9.7 million in the third quarter 2009.

“Safeguard gained substantial momentum in the third quarter through a variety of value-creating initiatives and remains well-positioned for continued growth due to the strength of our balance sheet and exciting developments in our partner companies,” said Peter J. Boni, President and Chief Executive Officer of Safeguard Scientifics. “Capital markets are beginning to thaw after more than a year of unprecedented volatility. In addition, Safeguard deal teams continue to evaluate the life sciences and technology landscapes in search of well-timed exit opportunities for our existing companies and new, high-potential businesses with efficient capital requirements that address our strategic themes.”

During the third quarter, Safeguard announced that it deployed capital in a new technology partner company, MediaMath, a leading online media trading company that offers agencies and their advertisers unprecedented reach and performance through a combination of algorithmic bidding and unique data integration. The two year old company is on track to be cash flow positive for the year.

Subsequent to the quarter ended September 30, 2009, Safeguard deployed $5 million as part of a $17.4 million Series B financing round in Quinnova Pharmaceuticals, and up to an additional $1 million in debt. Quinnova is a specialty pharmaceutical company that is currently developing and marketing novel prescription dermatology drugs based on innovative delivery platforms for the treatment of skin disorders such as dermatitis, fungal infections, psoriasis and acne. With growing market penetration and a strong pipeline of products, Quinnova is on track to tap into the $6.4 billion therapeutic dermatology market, which is projected to grow to $8.9 billion in 2013.

Stephen T. Zarrilli, Senior Vice President and Chief Financial Officer at Safeguard Scientifics, said the company remains squarely on track to meet its financial priorities for 2009. “Our focus on operating efficiency is expected to reduce Safeguard’s annual corporate operating expenses, including stock-based compensation and depreciation expense, more than 20% ― from $23 million in 2007 to less than $18 million in 2009,” stated Zarrilli. “Safeguard’s debt-to-equity ratio has improved to 1:3 as a result of certain transactions during the year involving Clarient, including deconsolidation and an August 2009 offering of Clarient common stock. Our goal is to satisfy our convertible debt obligations by or before the first quarter 2011. We continue to manage cash deployments conservatively in support of our partner companies, as well as augment existing capital with well-timed exits or alternative pools of capital.”

Consolidated net income from continuing operations attributable to Safeguard common shareholders for the nine months ended September 30, 2009 was $124.7 million, or $6.14 per share, versus a loss of $23.4 million, or $1.15 per share, in the same 2008 period.

During the third quarter, Safeguard increased its cash balance with $61 million in net proceeds from the sale of 18.4 million shares, or 40% of its equity position, in Clarient. Safeguard’s remaining position now includes 28.1 million shares and 2.75 million warrants at various strike prices. Safeguard also executed a 1-for-6 reverse stock split to broaden the company’s appeal to institutional investors and reduce transaction and certain administrative expenses.

LIFE SCIENCES PARTNER COMPANIES THIRD QUARTER HIGHLIGHTS

Clarient, Inc. (Nasdaq: CLRT), a premier diagnostics services resource for pathologists, oncologists and the pharmaceutical industry, continued to ring up solid top-line growth during the third quarter, with a 13% increase in revenues compared to the third quarter in 2008. For the nine months ended September 30, 2009, Clarient revenues were up 32% from the same period in 2008. Clarient management also took a big step toward improving the company’s billing and collections processes. A comprehensive, 15-month analysis of billing and collections was recently completed. With this new information, Clarient expects to have a clearer picture of its receivables and future collections, revenues, bad debts, profits and cash flows. These new estimates resulted in Clarient’s revision of 2009 revenue guidance to a range of $90 million to $94 million from $96 million to $101 million.

We believe that Clarient is well positioned for continued growth and profitability, despite today’s shifting landscape for potential healthcare reforms. Clarient continues to make steady additions of new commercial customers for its cancer-diagnostic services, and to increase its test volumes and lineup of diagnostic products and services. Moreover, Clarient’s laboratories continue to operate at efficiency levels well above industry averages.

Advanced BioHealing, Inc. (ABH), a leader in regenerative medicine, is experiencing surging demand for its FDA-approved Dermagraft™ for diabetic foot ulcers and has recently projected its annual revenue run rate at $80 million based on third quarter 2009 results. Annual cases of diabetic foot ulcers in the U.S. are estimated at nearly 1 million. ABH is aggressively expanding its U.S. commercial sales force and exploring new applications of its products in domestic and international markets. Going forward, the company expects growth to continue, to launch Dermagraft internationally, to execute its venous leg ulcer trial, to execute soft tissue repair studies and to expand sales within the U.S. government. Safeguard has deployed $10.8 million of capital in ABH since February 2007 and has a 28% ownership position.

Alverix, Inc. is an optoelectronics company developing portable medical diagnostic instruments in cooperation with leading point-of-care diagnostics companies. Alverix devices enable central laboratory quality results to be achieved in the physician offices, laboratory outreach locations, retail clinics and homes where test information is critical to patient care. The company continues to grow its platform of OEM partners and is awaiting FDA approval for its reader, which could lead to domestic sales in 2010. Alverix is also evaluating growth through strategic merger and acquisition opportunities. Safeguard has deployed $4.5 million of capital in Alverix since October 2007 and has a 50% ownership position.

Avid Radiopharmaceuticals, Inc. is a leader in the development of molecular imaging products to enable early diagnosis and prognosis of neurodegenerative diseases. Avid remains on track with Phase III trials of its lead compound, 18F-AV-45, which binds to amyloid plaques in the brain to image Alzheimer's disease, and anticipates completion and an NDA submission later next year. Avid’s 18F-AV-133 imaging compound for the detection of Parkinson’s disease is currently in Phase II trials, while its compound for imaging diabetes is currently in proof of concept Phase I trials. Safeguard has deployed $10 million of capital in Avid since May 2007 and has a 14% ownership position.

Cellumen, Inc., an innovator in solutions for accurate predictions of drug efficacy and safety, recently announced the addition of a promising, early-safety assessment process for use in drug development to treat cardiac disease. Cellumen continues to mature its relationships with its roster of big pharma and leading biotech customers, which include Eli Lilly & Co., Merck and Mitsubishi Tanabe. As of September 30, 2009, Safeguard deployed $6.5 million of capital in Cellumen and has a 55% ownership position.

Garnet BioTherapeutics, Inc. is a clinical-stage regenerative medicine company focused on accelerating healing and reducing scarring in cosmetic, orthopedic and cardiovascular surgical wounds. Progress continues toward Garnet’s Phase II clinical trial of its lead product candidate. The company’s cell therapy is based on distinct, bone-marrow stem cells capable of reducing inflammation and promoting healing. Garnet’s cost-effective, compliant manufacturing process derives a high number of doses from a single, adult donor. Safeguard has deployed $4.0 million of capital since November 2008 and has a 31% ownership position.

Molecular Biometrics, Inc. applies novel metabolomic technologies to develop accurate, non-invasive clinical tools for use in in vitro fertilization. Commercial launch is anticipated in Q4’09 in Asian, European and Australian markets of ViaMetrics-ETM, the company’s non-invasive procedure that can increase the probability of pregnancy and decrease multiple births from in vitro fertilization. Pivotal trials in the U.S. remain on track. Safeguard has deployed $6.0 million of capital since September 2008 and has a 38% ownership position.

NuPathe, Inc. specializes in the development of therapeutics for treatment of neurological and psychiatric disorders including migraine and Parkinson’s disease. Phase III trials for Zelrix™, the first and only migraine patch that delivers sumatriptan through NuPathe’s proven and proprietary SmartRelief™ technology met all of its clinical endpoints and confirmed clear clinical benefits for migraine patients, including reductions in pain, nausea, sensitivity to light and sensitivity to sound compared with placebo patches. An NDA filing for Zelrix is anticipated in 2010. Steady progress is being made in pre-clinical, proof-of-concept studies for NuPathe’s NP201, a novel approach to the treatment of Parkinson’s disease. Safeguard has deployed $12 million of capital in NuPathe since September 2006 and has a 23% ownership position.

Quinnova Pharmaceuticals, Inc. is a specialty pharmaceutical company that develops and markets novel delivery platform-based prescription dermatology drugs. The company’s FDA-approved Proderm Technology™ Foam Delivery System addresses the need for improved cost-effective treatment options, while simultaneously enhancing efficacy and patient compliance in skin disorders, such as dermatitis, fungal infection, psoriasis and acne. Quinnova is an expansion-stage company that has a growing market penetration and a strong pipeline of products that are driving revenue and commercial execution. Safeguard deployed $5 million in Quinnova in October 2009 for a 26% ownership position. Proceeds from the financing will be used to fund a Phase III clinical trial for an NDA product, expand the company’s sales and marketing capabilities, facilitate the company’s other NDA and medical device clinical trials, and fund research and development initiatives to bring new products to market.

Rubicor Medical, Inc. is a medical device company developing minimally invasive breast biopsy and tissue removal technologies. The Company’s operations have been suspended and the company is pursuing reorganization under Chapter 11 of the Bankruptcy Code. Safeguard deployed $20 million of capital in Rubicor in August 2006 and has a 46% ownership position.

Tengion Inc. is a clinical-stage, organ regeneration company with products for urologic, vascular and renal regeneration based on its proprietary Autologous Organ Regeneration Platform™. The company recently completed a Phase II trial of its patented Tengion Neo-Bladder Augment® for children with neurogenic bladders due to spina bifida. Enrollment is complete in a second Phase II trial with the Neo-Bladder Augment in adults with neurogenic bladders due to spinal cord injuries. In 2010, human clinical trials are planned with Tengion’s Neo-Urinary Conduit™ for patients with bladder cancer and the company expects to have additional pre-clinical proof-of-concept for its Neo-Kidney™ intended to slow down the development of renal failure. Safeguard has deployed $7.5 million of capital in Tengion since October 2008.

TECHNOLOGY PARTNER COMPANIES THIRD QUARTER HIGHLIGHTS

Advantedge Healthcare Solutions, Inc. (AHS) uses a proven, proprietary software platform to deliver medical billing solutions to hospital physician groups. AHS employs a web-based technology platform and continuous business process improvement methods to increase the operating efficiencies of medical billing and to improve results for its physician customers. AHS is gaining meaningful scale through organic growth and strategic acquisitions, and continues to integrate its recent acquisition of Physicians’ Service Center (PSC), the premier medical billing company in the Midwest. AHS has doubled in size and is now cash flow positive and profitable, with multiple acquisition prospects being considered. As a result, AHS is now among the 25 largest medical billing firms in the U.S. Safeguard has deployed $11.5 million of capital in AHS since November 2006 and has a 39% ownership position.

Authentium, Inc. develops software and services to protect consumers in a connected world. Its core technologies are used by leading software providers including Google, Microsoft and Symantec to create or enhance computer security products. In addition, banks and financial institutions leverage Authentium’s SafeCentral software, providing their customers with protected e-commerce transactions through an end-to-end, secured online environment. Safeguard has deployed $9.3 million of capital in Authentium since April 2006 and has a 20% ownership position.

Beyond.com, Inc. is the world’s largest online career niche network that provides access to employers and job seekers through thousands of top-tier industry and local web sites. Despite the weak economy, Beyond.com continues to increase market share in the online jobs-search market, remaining well positioned with long-term growth drivers intact. The online jobs-search market is consolidating and Beyond.com is exploring growth opportunities through acquisition and expansion. Recently, Beyond.com revealed that Healthcare and IT industries continue to add jobs at a steady pace. Safeguard deployed $13.5 million of capital in Beyond.com in March 2007 and has a 37% ownership position.

Bridgevine, Inc. is a leading Internet marketing platform that allows consumers to compare and purchase digital services online, such as Internet, telephone, VoIP, TV and music. The company saw solid growth in third-quarter revenue due to continued expansion of its lineup of products and services, and increases in its merchant base. Growth through strategic acquisitions also remains on the horizon. Safeguard has deployed $10 million of capital in Bridgevine since August 2007 and has a 24% ownership position.

GENBAND merged with Safeguard partner company NextPoint Networks, Inc. in late 2008. GENBAND’s high-performance gateway solutions are deployed in more than half of the world’s 100 largest fixed and mobile telecommunications providers. GENBAND continues to grow its lineup of channel partners and customers, despite economic headwinds, especially in international markets. Safeguard has a 2.2% ownership position in GENBAND.

MediaMath, Inc. is a leading online media trading company that offers agencies and their advertisers unprecedented reach and performance through a combination of algorithmic bidding and unique data integration, creating the efficiency of search with the branding impact of display advertising. MediaMath serves billions of highly-targeted ads per month on behalf of more than 20 top-tier agencies, including all of the major agency holding companies. Safeguard deployed $6.7 million of capital in July 2009 and has an 18% ownership position.

Portico Systems, Inc. offers software and services to health plans to help them reduce administrative, medical and IT costs. Portico continues to grow revenues at a double-digit annual rate. Through recent acquisitions and contracts with global healthcare companies such as CIGNA and MMM Holdings, Portico now serves 33 healthcare systems with 42 million members nationally. The company recently was named to the Healthcare Informatics 100 List of top healthcare IT companies in the world, based on revenue growth, for the second consecutive year. Safeguard has deployed $9.3 million of capital in Portico since August 2006 and has a 46% ownership position.

Swaptree, Inc., is the largest on-line platform for trading books, CDs, DVDs and video games, continues to grow its user base and enjoy positive media attention. In addition, Swaptree expects to generate revenue in 2010. Safeguard deployed $3.4 million of capital in Swaptree in July 2008 and has a 29% ownership position.

OUTLOOK

Safeguard reiterates prior expectations for total aggregate revenue of its continuing portfolio companies to be between $200 million and $220 million for 2009. For life sciences partner companies, 2009 aggregate revenue is expected to be between $145 million and $155 million, excluding pre-revenue companies Avid Radiopharmaceuticals, Garnet BioTherapeutics, NuPathe and Tengion. For the technology group, aggregate revenue is expected to be between $55 million and $65 million, excluding GENBAND and MediaMath.

SAFEGUARD SCIENTIFICS THIRD QUARTER 2009 CONFERENCE CALL
Please call at least 10 minutes prior to call to register.

Date: Wednesday, November 4, 2009

Time: 9:00am EST

Webcast: www.safeguard.com/earnings

Call-in Number: 877-407-8035
(International) +201-689-8035

Replay Number: 877-660-6853
(International) +201-612-7415

Replay Access Codes: Account# 286 – Conference ID# 335994
Both access codes are required for playback.
Replay available through November 19, 2009 at 11:59 pm EST

Podcast: www.safeguard.com/podcast
Available approximately 24 hours following the conclusion of the earnings call

Speakers: President and CEO Peter J. Boni; Senior Vice President and CFO Stephen T. Zarrilli

Format: Discussion of third quarter 2009 financial results followed by Q&A.

UPCOMING EVENTS

  3rd Annual OneMedForum – Safeguard Scientifics will present at 9:30am PST on Tuesday, January 12, 2010 at the Sir Francis Drake Hotel in San Francisco. The presentation will be webcast at www.safeguard.com/OneMedForum.
  CJS Securities 10th Annual New Ideas for the New Year Conference – Safeguard Scientifics will present on Thursday, January 14, 2010 in New York City.

For more information, please contact IR@safeguard.com.

About Safeguard Scientifics

Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative life sciences and technology companies. Safeguard targets life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices, Regenerative Medicine and Specialty Pharmaceuticals, and technology companies in Internet / New Media, Financial Services IT and Healthcare IT with capital requirements of up to $25 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. www.safeguard.com

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this news release.

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2009	2008

Assets
Cash and cash equivalents and marketable securities - Parent	$130,972	$87,914
Cash and cash equivalents - Consolidated Partner Company	-	1,838
Other current assets	7,159	30,395
Total current assets	138,131	120,147
Ownership interests in and advances to companies	205,813	85,561
Goodwill, net	-	12,729
Other	1,447	13,965
Total Assets	$345,391	$232,402

Liabilities and Shareholders' Equity
Lines of credit	$-	$14,104
Other current liabilities	8,034	17,643
Total current liabilities	8,034	31,747
Other long-term liabilities	5,126	9,945
Convertible senior debentures	84,725	86,000
Total shareholders' equity	247,506	104,710
Total Liabilities and Shareholders' Equity	$345,391	$232,402

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenue	$-	$18,997	$34,839	$51,799
Operating expenses	4,237	23,050	46,120	67,179
Operating loss	(4,237)	(4,053)	(11,281)	(15,380)
Other income (loss), net interest and equity loss	(7,352)	(967)	136,542	(11,113)

Net income (loss) from continuing operations before income taxes	(11,589)	(5,020)	125,261	(26,493)
Income tax benefit	-	30	14	26
Net income (loss) from continuing operations	(11,589)	(4,990)	125,275	(26,467)
Income (loss) from discontinued operations, net of tax	-	(1,136)	1,500	(9,237)
Net income (loss)	(11,589)	(6,126)	126,775	(35,704)

Less: Net (income) loss attributable to noncontrolling interest	-	928	(1,163)	3,085
Net income (loss) attributable to Safeguard Scientifics, Inc.	$(11,589)	$(5,198)	$125,612	$(32,619)

Basic income (loss) per share:
Net income (loss) from continuing operations attributable to Safeguard Scientifics, Inc. common shareholders	$(0.57)	$(0.20)	$6.14	$(1.15)
Net income (loss) from discontinued operations attributable to Safeguard Scientifics, Inc. common shareholders	-	(0.06)	0.05	(0.45)

Net income (loss) attributable to Safeguard Scientifics, Inc. common shareholders	$(0.57)	$(0.26)	$6.19	$(1.60)

Diluted income (loss) per share:
Net income (loss) from continuing operations attributable to Safeguard Scientifics, Inc. common shareholders	$(0.57)	$(0.20)	$5.66	$(1.15)
Net income (loss) from discontinued operations attributable to Safeguard Scientifics, Inc. common shareholders	-	(0.06)	0.04	(0.45)

Net income (loss) attributable to Safeguard Scientifics, Inc. common shareholders	$(0.57)	$(0.26)	$5.70	$(1.60)

Weighted average shares outstanding:

Basic	20,326	20,296	20,298	20,349
Diluted	20,326	20,296	22,380	20,349

Amounts attributable to Safeguard Scientifics, Inc. common shareholders:
Income (loss) from continuing operations	$(11,589)	$(4,062)	$124,717	$(23,383)
Income (loss) from discontinued operations	-	(1,136)	895	(9,236)
Net Income (loss) attributable to Safeguard Scientifics, Inc.	$(11,589)	$(5,198)	$125,612	$(32,619)

Safeguard Scientifics, Inc.
Segment Results from Continuing Operations
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenue
Life Sciences	-	18,997	34,839	51,799
Technology	-	-	-	-
Total Segment Results	$-	$18,997	$34,839	$51,799

Operating Income (Loss) from Continuing Operations (a)
Life Sciences	-	157	1,621	(1,756)
Technology	-	-	-	-
Total Segment Results	-	157	1,621	(1,756)
Other Items (c)	(4,237)	(4,210)	(12,902)	(13,624)
	$(4,237)	$(4,053)	$(11,281)	$(15,380)

Net Income (Loss) from Continuing Operations (b)
Life Sciences	1,209	(6,365)	151,586	(16,673)
Technology	(8,057)	(1,968)	(11,502)	(5,882)
Total Segment Results	(6,848)	(8,333)	140,084	(22,555)
Other Items (c)	(4,741)	3,343	(14,809)	(3,912)
Net Income (loss) from Continuing Operations	$(11,589)	$(4,990)	$125,275	$(26,467)

(a) Operating Income (Loss) from Continuing Operations represents the revenue less operating expenses of each segment, and excludes any allocation to noncontrolling interest.

(b) Net Income (Loss) from Continuing Operations includes the net results of each segment, including other income (loss), net interest and equity loss and excludes any allocation to noncontrolling interest.

(c) Other Items includes corporate expenses, income taxes, and private equity fund activity.

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our partner companies, we are providing additional financial information on our partner companies, including the aggregate cost and carrying value for all of our equity and cost method partner companies and other holdings. Carrying value of a partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges. The carrying value and cost data reflect our percentage holdings in the partner companies.

	September 30,
	2009

	Carrying Value	Cost
Safeguard Carrying Value and Cost
Equity Method and Cost Method Partner Companies	$71,090	$166,859
Other holdings	7,982	35,605
	$79,072	$202,464

Fair Value Method	$126,741

	$205,813

CONTACT:
Safeguard Scientifics, Inc.
John E. Shave
Vice President, Business Development and Corporate Communications
610-975-4952